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                                                                   EXHIBIT 23.03

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-33975 of our report dated November 4, 1997 relating to the statement of financial condition of Morgan Stanley Tangible Asset Fund L.P. as of July 31, 1997 and our report dated February 17, 1997 (June 16, 1997 as to
Note 5 and July 31, 1997 as to Note 6) relating to the statements of financial condition of Demeter Management Corporation as of December 31, 1996 and 1995 appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus and in the Supplement to Prospectus.

/s/ Deloitte & Touche LLP

New York, New York

June 22, 1998